Exhibit 10.6
PG&E CORPORATION
2006 LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE GRANT

PG&E CORPORATION, a California corporation, hereby grants Performance Shares to the Recipient named below.  The Performance Shares have been granted under the PG&E Corporation 2006 Long-Term Incentive Plan, as amended on February 15, 2006, December 20, 2006, and October 17, 2007 (the “LTIP”).  The terms and conditions of the Performance Shares are set forth in this cover sheet and the attached Performance Share Agreement (the “Agreement”).

Date of Grant:                                March 3, 2008

Name of Recipient:

Last Four Digits of Recipient’s Social Security Number:

Number of Performance Shares:

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement.  You and PG&E Corporation agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of the attached Agreement.  You are also acknowledging receipt of this Grant, the attached Agreement, and a copy of the prospectus describing the LTIP and the Performance Shares dated March 1, 2008.

Recipient:
                                                                       (Signature)

Attachment

Please sign and return to PG&E Corporation, Human Resources,
One Market, Spear Tower, Suite 400, San Francisco, California 94105

PG&E CORPORATION 2006 LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE AGREEMENT

The LTIP and Other Agreements
This Agreement constitutes the entire understanding between you and PG&E Corporation regarding the Performance Shares, subject to the terms of the LTIP.  Any prior agreements, commitments or negotiations are superseded.  In the event of any conflict or inconsistency between the provisions of this Agreement and the LTIP, the LTIP shall govern. Capitalized terms that are not defined in this Agreement are defined in the LTIP.

For purposes of this Agreement, employment with PG&E Corporation shall mean employment with any member of the Participating Company Group.

Grant of Performance Shares	PG&E Corporation grants you the number of Performance Shares shown on the cover sheet of this Agreement. The Performance Shares are subject to the terms and conditions of this Agreement and the LTIP.
Vesting of Performance Shares
As long as you remain employed with PG&E Corporation, the Performance Shares will vest on the first business day of March (the “Vesting Date”) of the third year following the date of grant specified in the cover sheet.  Except as described below, all Performance Shares subject to this Agreement that have not vested shall be forfeited upon termination of your employment.

Payment of Performance Shares
Upon the Vesting Date, PG&E Corporation’s total shareholder return (TSR) will be compared to the TSR of the twelve other companies in PG&E Corporation’s comparator group[1] for the prior three calendar years (the “Performance Period”).  Subject to rounding considerations, there will be no payout for TSR below the 25th percentile of the comparator group; TSR at the 25th percentile will result in a 25% payout of Performance Shares; TSR at the 75th percentile will result in a 100% payout of Performance Shares; and TSR in the top rank will result in a 200% payout of Performance Shares.  The following table sets forth the payout percentages for the various TSR rankings that could be achieved:

Number of Companies in Total (Including PG&E)
13
Rank	Performance Percentile	Rounded Payout
1	100%	200%
2	92%	170%
3	83%	130%
4	75%	100%
5	67%	90%
6	58%	75%
7	50%	65%
8	42%	50%
9	33%	35%
10	25%	25%
11	17%	0%
12	8%	0%
13	0%	0%

1 The identities of the companies currently comprising the comparator group are included in the prospectus.  PG&E Corporation reserves the right to change the companies comprising the comparator group at any time.

The payment will equal the product of the number of vested Performance Shares, the applicable payout percentage, and the average closing price of a share of PG&E Corporation common stock for the last 30 calendar days of the year preceding the Vesting Date as reported on the New York Stock Exchange.  Payments, if any, will be made as soon as practicable following the date that the Compensation Committee of the PG&E Corporation Board of Directors certifies the TSR percentile rank over the Performance Period pursuant to Section 10.5(a) of the LTIP, but in any event within sixty (60) days of the Vesting Date.

Dividends
Each time that PG&E Corporation declares a dividend on its shares of common stock, an amount equal to the dividend multiplied by the number of Performance Shares granted to you by this Agreement shall be accrued on your behalf.  If you receive a Performance Share payout in accordance with the preceding paragraph, at that same time you also shall receive a cash payment equal to the amount of any dividends accrued over the Performance Period multiplied by the same payout percentage used to determine the amount of the Performance Share payout.

Voluntary Termination
If you terminate your employment with PG&E Corporation voluntarily before the Vesting Date, all of the Performance Shares shall be cancelled as of the date of such termination and any dividends accrued with respect to your Performance Shares shall be forfeited.

Termination for Cause
If your employment with PG&E Corporation is terminated by PG&E Corporation for cause before the Vesting Date, all of the Performance Shares shall be cancelled as of the date of such termination and any dividends accrued with respect to your Performance Shares shall be forfeited.  In general, termination for “cause” means termination of employment because of dishonesty, a criminal offense or violation of a work rule, and will be determined by and in the sole discretion of PG&E Corporation.

Termination other than for Cause
If your employment with PG&E Corporation is terminated by PG&E Corporation other than for cause before the Vesting Date, your unvested Performance Shares will vest proportionally based on the number of months during the Performance Period that you were employed (rounded down) divided by the number of months in the Performance Period (36 months).  All other outstanding Performance Shares (and any associated accrued dividends) shall automatically be cancelled upon such termination.  Your vested Performance Shares will be payable, if at all, as soon as practicable after the Vesting Date based on the same formula applied to active employees and in any event within sixty (60) days of the Vesting Date.  At that time you also shall receive a cash payment, if any, equal to the amount of dividends accrued over the Performance Period with respect to your vested Performance Shares multiplied by the same payout percentage used to determine the amount, if any, of the Performance Share payout.

Retirement
If you retire before the Vesting Date, your outstanding Performance Shares will continue to vest as though your employment had continued and will be payable, if at all, as soon as practicable following the Vesting Date and in any event within sixty (60) days of the Vesting Date.  At the same time you also shall also receive a cash payment, if any, equal to the amount of dividends accrued over the Performance Period with respect to your Performance Shares multiplied by the same payout percentage used to determine the amount, if any, of the Performance Share payout.  You will be considered to have retired if you are age 55 or older on the date of termination and if you were employed by PG&E Corporation for at least five consecutive years ending on the date of termination of your employment.

Death/Disability
If your employment terminates due to your death or disability before the Vesting Date, all of your Performance Shares shall immediately vest and will be payable, if at all, as soon as practicable after the Vesting Date and in any event within sixty (60) days of the Vesting Date based on the same formula applied to active employees.  At that same time you also shall receive a cash payment, if any, equal to the amount of dividends accrued over the Performance Period with respect to your Performance Shares multiplied by the same payout percentage used to determine the amount, if any, of the Performance Share payout.

Termination Due to Disposition of Subsidiary
(1) If your employment is terminated (other than for cause or your voluntary termination) by reason of a divestiture or change in control of a subsidiary of PG&E Corporation, which divestiture or change in control results in such subsidiary no longer qualifying as a subsidiary corporation under Section 424(f) of the Internal Revenue Code of 1986, as amended, or (2) if your employment is terminated (other than for cause or your voluntary termination) coincident with the sale of all or substantially all of the assets of a subsidiary of PG&E Corporation, all Performance Shares shall vest proportionally based on the number of months during the Performance Period that you were employed (rounded down) divided by the number of months in the Performance Period (36 months).  All other outstanding Performance Shares (and any associated accrued dividends) shall automatically be cancelled upon such termination.  Your vested Performance Shares will be payable, if at all, as soon as practicable after the Vesting Date and in any event within sixty (60) days of the Vesting Date, based on the same formula applied to active employees.  At that same time you also shall receive a cash payment, if any, equal to the amount of dividends accrued over the Performance Period with respect to your vested Performance Shares multiplied by the same payout percentage used to determine the amount, if any, of the Performance Share payout.

Change in Control
In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without your consent, either assume or continue PG&E Corporation’s rights and obligations under this Agreement or provide a substantially equivalent award in substitution for the Performance Shares subject to this Agreement.  If the Acquiror assumes or continues PG&E Corporation’s rights and obligations under this Agreement or substitutes a substantially equivalent award, TSR shall be calculated by aggregating (a) the TSR of PG&E Corporation for the period from January 1 of the year of grant to the date of the Change in Control, and (b) the TSR of the Acquiror from the date of the Change in Control to the last calendar day of the year preceding the Vesting Date.   The payout percentage reflected in the table set forth above for the highest percentile TSR performance met or exceeded when calculated on that basis, and considering any adjustments to the comparator group, will be used to determine the amount of the payout, if any, upon settlement of the assumed, continued or substituted award, which settlement shall occur as soon as practicable after the Vesting Date and in any event within sixty (60) days of the Vesting Date.  At that time you also shall  receive a cash payment, if any, equal to the amount of dividends accrued with respect to your Performance Shares to the first business day of the year following the Change in Control multiplied by the same payout percentage used to determine the amount, if any, of the Performance Share payout.

If this Award is neither assumed nor continued by the Acquiror or if the Acquiror does not provide a substantially equivalent award in substitution for the Performance Shares subject to this Agreement, all of your outstanding Performance Shares shall automatically vest and become nonforfeitable when the Change in Control of PG&E Corporation occurs before the Vesting Date.  To the extent the Change in Control also is a change in ownership of PG&E Corporation, a change in effective control of PG&E Corporation, or a change in a substantial portion of the assets of PG&E Corporation as defined in Code Section 409A(2)(A)(v) and the related regulations (a “409A Change in Control Event’), such vested Performance Shares will become payable on the first business day of the year following the Change in Control.  To the extent the Change in Control is not a 409A Change in Control Event, payment shall be made upon the earlier of (a) as soon as practicable following your subsequent “separation from service” (as defined under Code Section 409A) for any reason from PG&E Corporation, or (b) as soon as practicable following the original Vesting Date and in any event within sixty (60) days of the original Vesting Date.  The payment, if any, will be based on PG&E Corporation’s TSR for the period from January 1 of the year of grant to the date of the Change in Control compared to the TSR of the other companies in PG&E Corporation’s comparator group[2] for the same period.  The payment will be calculated by multiplying the number of vested Performance Shares by the payout percentage.  The resulting number of Performance Shares will be multiplied by the average closing price of a share of PG&E Corporation common stock for the last 30 calendar days preceding the Change in Control as reported on the New York Stock Exchange.  At the same time you also shall receive a cash payment, if any, equal to the amount of dividends accrued with respect to your Performance Shares to the first business day of the year following the Change in Control multiplied by the same payout percentage used to determine the amount, if any, of the Performance Share payout.

2 The identities of the companies currently comprising the comparator group are included in the prospectus.  PG&E Corporation reserves the right to change the companies comprising the comparator group at any time.

Termination In Connection with a Change in Control
If your employment is terminated in connection with a Change in Control within three months before the Change in Control occurs or within two years following the Change in Control, all of your outstanding Performance Shares (to the extent they did not previously vest upon failure of the Acquiror to assume or continue this Award) shall automatically vest and become nonforfeitable on the date of termination of your employment. Your vested Performance Shares will be payable, if at all, as soon as practicable following the original Vesting date and in any event within sixty (60) days of the Vesting Date and will be based on the same formula applied to active employees.  You shall also at that time receive a cash payment, if any, equal to the amount of dividends accrued over the Performance Period with respect to your vested Performance Shares multiplied by the same payout percentage used to determine the amount, if any, of the Performance Share payout.

PG&E Corporation shall have the sole discretion to determine whether termination of your employment was made in connection with a Change in Control.

Delay
PG&E Corporation shall delay the issuance of any shares of common stock and payment of dividends to the extent it is necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies); in such event, any shares of common stock and dividends to which you would otherwise be entitled during the six (6) month period following the date of your “separation from service” under Section 409A will be issued on the first business day following the expiration of such six (6) month period.

Withholding Taxes	PG&E Corporation will withhold amounts necessary to satisfy applicable taxes from the payment to be made with respect to your Performance Shares. You will receive the remaining proceeds in cash.
Leaves of Absence
For purposes of this Agreement, if you are on an approved leave of absence from PG&E Corporation, or a recipient of PG&E Corporation sponsored disability benefits, you will continue to be considered as employed.  If you do not return to active employment upon the expiration of your leave of absence or the expiration of your PG&E Corporation sponsored disability benefits, you will be considered to have voluntarily terminated your employment.  See above under “Voluntary Termination.”  Notwithstanding the foregoing, if the leave of absence exceeds six (6) months, and a return to service upon expiration of such leave is not guaranteed by statute or contract, then you shall be deemed for purposes of a separation from service following a Change in Control to have a separation from service resulting in a termination of employment on the first date following such six-month period.  To the extent an authorized leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least six (6) months and such impairment causes you to be unable to perform, the duties of your position of employment or any substantially similar position of employment, the six (6) month period in the prior sentence shall be twenty-nine (29) months.

PG&E Corporation reserves the right to determine which leaves of absence will be considered as continuing employment and when your employment terminates for all purposes under this Agreement.

No Retention Rights
This Agreement is not an employment agreement and does not give you the right to be retained by PG&E Corporation.  Except as otherwise provided in an applicable employment agreement, PG&E Corporation reserves the right to terminate your employment at any time and for any reason.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.
By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the LTIP.

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